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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 15)*


                          Wilmington Trust Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   971807-102
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X] Rule 13d-1(b)
          [_] Rule 13d-(c)
          [_] Rule 13d-1(d)
---------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 971807-102                  13G                     Page 2 of 9 Pages
________________________________________________________________________________
1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Wilmington Trust Corporation
________________________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                         (a) [X]
                                         (b) [_]
________________________________________________________________________________
3.  SEC USE ONLY

________________________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware corporation
________________________________________________________________________________
  NUMBER OF         5.   SOLE VOTING POWER             2,579,394
   SHARES           ____________________________________________________________
BENEFICIALLY        6.   SHARED VOTING POWER           1,593,256
  OWNED BY          ____________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER        1,536,113
  REPORTING         ____________________________________________________________
   PERSON           8.   SHARED DISPOSITIVE POWER      1,508,714
    WITH:
________________________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,202,282
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  [_]     N/A
________________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.4 %
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*

                  HC
________________________________________________________________________________



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CUSIP No. 971807-102                  13G                     Page 3 of 9 Pages
________________________________________________________________________________
1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Wilmington Trust Company
________________________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                         (a) [X]
                                         (b) [_]
________________________________________________________________________________
3.  SEC USE ONLY

________________________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware corporation
________________________________________________________________________________
  NUMBER OF         5.   SOLE VOTING POWER             2,543,826
   SHARES           ____________________________________________________________
BENEFICIALLY        6.   SHARED VOTING POWER           1,542,336
  OWNED BY          ____________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER        1,518,221
  REPORTING         ____________________________________________________________
   PERSON           8.   SHARED DISPOSITIVE POWER      1,462,932
    WITH:
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,115,794
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  [_]     N/A
________________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.3 %
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*

                  HC
________________________________________________________________________________



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CUSIP No. 971807-102                   13G                    Page 4 of 9 Pages
________________________________________________________________________________
1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Wilmington Trust of Pennsylvania
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                         (a) [X]
                                         (b) [_]
________________________________________________________________________________
3. SEC USE ONLY

________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania banking corporation
________________________________________________________________________________
  NUMBER OF         5.   SOLE VOTING POWER                12,464
   SHARES           ____________________________________________________________
BENEFICIALLY        6.   SHARED VOTING POWER               4,938
  OWNED BY          ____________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER           12,934
  REPORTING         ____________________________________________________________
   PERSON           8.   SHARED DISPOSITIVE POWER          4,468
    WITH:
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  17,402
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  [_]    N/A
________________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  % 0.0
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*

                  BK



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CUSIP No. 971807-102                   13G                    Page 5 of 9 Pages
________________________________________________________________________________
1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Wilmington Trust FSB
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                         (a) [X]
                                         (b) [_]
________________________________________________________________________________
3. SEC USE ONLY
________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     Federal Savings Bank
________________________________________________________________________________
  NUMBER OF         5.   SOLE VOTING POWER                23,104
   SHARES           ____________________________________________________________
BENEFICIALLY        6.   SHARED VOTING POWER              45,982
  OWNED BY          ____________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER            4,958
  REPORTING         ____________________________________________________________
   PERSON           8.   SHARED DISPOSITIVE POWER         41,314
    WITH:
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  69,086
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  [_]   N/A
________________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .1%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*

                  BK


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CUSIP No. 971807-102                   13G                    Page 6 of 9 Pages
________________________________________________________________________________
Item 1(a).  Name of Issuer:

       Wilmington Trust Corporation
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

       1100 North Market Street
       Wilmington, DE  19890
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

       Wilmington Trust Corporation, Wilmington Trust Company, Wilmington Trust of Pennsylvania and Wilmington Trust FSB
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

       1100 North Market Street
       Wilmington, DE  19890
________________________________________________________________________________
Item 2(c).  Citizenship:

       Wilmington Trust Corporation is a Delaware corporation; Wilmington
       Trust Company is a Delaware banking corporation; Wilmington Trust of Pennsylvania is a Pennsylvania banking corporation;
       Wilmington Trust FSB is a Federal Savings Bank.
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

       Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:

       971807-102
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

    (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [x] Bank as defined in Section 3(a)(6) of the Exchange Act.

        Wilmington Trust Company, Wilmington Trust of Pennsylvania and Wilmington Trust FSB are each Banks, and are each direct, wholly-owned subsidiaries of Wilmington Trust Corporation.
    (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.



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CUSIP No. 971807-102                   13G                    Page 7 of 9 Pages

    (d) [_] Investment company registered under Section 8 of the Investment Company Act.
    (e) [_] An investment adviser in accordance with Rule
        13d-1(b)(1)(ii)(E);

    (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [x] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); Wilmington Trust Corporation is a Parent Holding Company

    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [x] Group, in accordance with Rule 13d-1(b)(1)(ii)(J). Wilmington Trust Corporation, Wilmington Trust Company, Wilmington Trust FSB are a group.

If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

          Wilmington Trust Corporation:      4,202,282
          Wilmington Trust Company:          4,115,794
          Wilmington Trust of Pennsylvania:     17,402
          Wilmington Trust FSB:                 69,086

     (b) Percent of class:

          Wilmington Trust Corporation:        6.4%
          Wilmington Trust Company:            6.3%
          Wilmington Trust of Pennsylvania:    0.0%
          Wilmington Trust FSB:                 .1%

     (c) Number of shares as to which Wilmington Trust Corporation has:

          (i) Sole power to vote or to direct the vote: 2,579,394 shares


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CUSIP No. 971807-102                   13G                    Page 8 of 9 Pages

          (ii)  Shared power to vote or to direct the vote: 1,593,256 shares
          (iii) Sole power to dispose or to direct the disposition of:
                1,536,113 shares
          (iv)  Shared power to dispose or to direct the disposition of:
                1,508,714 shares


          Number of shares as to which Wilmington Trust Company has:

          (i)   Sole power to vote or to direct the vote: 2,543,826
          (ii)  Shared power to vote or to direct the vote: 1,542,336
          (iii) Sole power to dispose or to direct the disposition of: 1,518,221
          (iv)  Shared power to dispose or to direct the disposition of:
                1,462,932


          Number of shares as to which Wilmington Trust of Pennsylvania has:

          (i)   Sole power to vote or to direct the vote: 12,464 shares
          (ii)  Shared power to vote or to direct the vote: 4,938 shares
          (iii) Sole power to dispose or to direct the disposition of:
                12,934 shares
          (iv)  Shared power to dispose or to direct the disposition of:
                4,468 shares

          Number of shares as to which Wilmington Trust FSB has:

          (i)   Sole power to vote or to direct the vote: 23,104 shares
          (ii)  Shared power to vote or to direct the vote: 45,982 shares
          (iii) Sole power to dispose or to direct the disposition of:
                4,958 shares
          (iv)  Shared power to dispose or to direct the disposition of:
                41,314 shares
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Wilmington Trust Company:          BK
         Wilmington Trust of Pennsylvania:  BK
         Wilmington Trust FSB:              BK



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CUSIP No. 971807-102                   13G                    Page 9 of 9 Pages

Item 8.  Identification and Classification of Members of the Group.

         Wilmington Trust Corporation:      HC
         Wilmington Trust Company:          BK
         Wilmington Trust of Pennsylvania:  BK

         Wilmington Trust FSB:              BK
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not Applicable.

________________________________________________________________________________
Item 10.  Certifications.

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    WILMINGTON TRUST CORPORATION
                                    WILMINGTON TRUST COMPANY
                                    WILMINGTON TRUST OF PENNSYLVANIA
                                    WILMINGTON TRUST FSB



                                    By: /s/ Michael A. DiGregorio

                                    ---------------------------
                                    Michael A. DiGregorio
                                    Vice President


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Dated:  February 7, 2003


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).